EXHIBIT 4.1

                ASSET PURCHASE AGREEMENT DATED FEBRUARY 16, 2004

                            ASSET PURCHASE AGREEMENT

     THIS  AGREEMENT  is made and entered  into as of this 16th day of February,
2004,  by  and  between  ValCom,.  Inc.  a  Delaware  corporation   (hereinafter
"SELLER"), and Eye Span Entertainment Network, Inc., ("hereinafter BUYER").

                                   WITNESSETH:

     WHEREAS, Seller is the owner of a Delaware corporation ValCom, Inc. which operates a entertainment facility located at 26030 Avenue Hall, Studio #5, Valencia, California 91355 ("VACM");

     WHEREAS, Seller desires to sell to Buyer certain assets , and Buyer desires to purchase from Seller certain assets as outlined, on the terms and conditions set forth herein..

     WHEREAS, Seller desires to assign to Buyer the contracts, licenses, permits, and authorizations issued to Seller on certain assets as outlined that allow these assets to legally operate : and

     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants, representations, warranties, and agreements contained herein, the parties hereto hereby agree as follows:

                            ARTICLE 1. - DEFINITIONS

Even though the business plan calls for operating the station purchases as low power or small market television stations, once owned, the future opportunities for use of the bandwidth are endless. For example, the bill Senator Conrad Burns introduced in Congress, which now seems to be gaining support, would help Low Power Television Stations provide two-way wireless high-speed data services. Senator Burns has argued that the legislation will help bridge the digital divide between those who have fast connections and those that don't. The bill authorizes a low-power TV station to use part or its entire authorized spectrum to provide digital data services to the public by subscription. It also prohibits the FCC from authorizing any service that would displace/interfere with a low-power station providing such services. As new technologies develop, the opportunities for use of the limited bandwidth are sure to expand.


FILM AND VIDEO PROGRAM DISTRIBUTION DIVISION

Attractive opportunities exist for distributing ESEN's own programming. Management will establish a distribution organization utilizing executives and personnel that have the necessary experience, background and relationships to launch new programs into the television syndication and network marketplace. Other than pilot or presentation tapes, programs won't be produced unless they are already pre-sold into the marketplace. As a result, a majority of the marketing and production costs will not be incurred unless the show is actually launched. ESEN will have complete control over the costs and marketing success of its programming, while additionally having the ability to retain 100% of the revenue generated from its programming.

     1.1. DEFINITIONS. In this Agreement, the following terms shall be defined as follows:

               "ASSETS" shall mean the assets described in Sections 2.1.1 through 2.1.4 of this Agreement.

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               "AUTHORIZATIONS" shall mean the SEC Authorizations  together with all other governmental licenses, contracts, permits, or authorizations issued to Seller relating to VACM.

               "CLAIMANT" shall mean the party claiming indemnification under this Agreement.

               "CLAIMS AMOUNT" shall mean, in the event that Buyer is entitled to indemnification by Seller hereunder and has made a claim against Seller within the Holdback Period, as defined below, for such indemnification, the portion of the Escrow Deposit, as defined below, necessary to satisfy all of such indemnification obligations of Seller.

               "CLOSING" shall mean the closing of the purchase by Buyer from Seller of the Assets and Authorizations, as contemplated under this Agreement.

               "CLOSING DATE" shall mean the date on which the Closing occurs.

               "CODE" shall mean the Internal Revenue Code of 1986, as amended.

               "ESCROW AGENT" shall mean an escrow agent selected by Buyer and reasonably acceptable to Seller.

               "ESCROW AGREEMENT" shall mean the escrow agreement, in form and substance attached hereto as EXHIBIT A.

               "ESCROW     DEPOSIT"     shall    mean     _______________DOLLARS
($____,000.00).

               "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

               "AUTHORIZATIONS" shall mean all contracts, licenses, permits, or other authorizations issued by the SEC to Seller, all renewals or extensions thereof and all additions thereto, and all applications of Seller before the SEC, in each case, relating to VACM.

               "GOVERNMENTAL BODY" shall mean any governmental body of competent jurisdiction, including any court, legislative body, taxing authority, or governmental agency of competent jurisdiction, as well as any arbitrators of competent jurisdiction.

               "INDEMNITOR" shall mean the party from whom indemnification is sought under this Agreement.

               "INTERIM PERIOD" shall mean the period beginning on the date hereof and ending on the Closing Date.

               "LAWS" shall mean all federal, state, local, and other governmental laws, statutes, rules, regulations, ordinances, decrees, orders, and requirements, including the Security Act of 1934 and the rules, regulations, and policies of the SEC, all of the foregoing as amended and hereafter amended.

               "LIENS" shall mean all liens, security interests, mortgages, pledges, liabilities, debts, or encumbrances of any kind.

               "MATERIAL ADVERSE EFFECT" shall mean a material adverse effect on
(i) the Assets, Authorizations, or operation, condition, business, revenue, value, or prospects of VACM, (ii) the ability of Seller to perform its obligations under this Agreement, or (iii) the validity or enforceability of this Agreement.

               "OBLIGATIONS"  shall mean all obligations of Seller arising under
Section 6.2 of this Agreement.

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               "PURCHASE   PRICE"  shall  mean  the   purchase   price  for  the
Authorizations and Assets that is set forth in Section 3.1 of this Agreement.

               "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

               "TAXES" shall mean all federal, state, local, foreign, gross receipts, income, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, including taxes under Code
Section 59A, customs duties, capital stock, franchise, profits, withholding, social security or similar, unemployment, disability, real property, personal property, unclaimed property, escheat, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other taxes or government charges of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

               "TAX RETURN" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes required to be supplied, or actually supplied, to any Governmental Body, including any schedule or attachment thereto, and including any amendment thereof.

                    ARTICLE 2. - SALE AND PURCHASE OF ASSETS

     2.1. ASSETS. On the Closing Date, subject to the terms and conditions set forth herein, Seller shall sell, assign, transfer, and deliver to Buyer, and Buyer shall purchase from Seller, the Authorizations and the following Assets:

               2.1.1. The Copyrights, trademarks, equipment, legal options, supplies, spare parts, inventory, and all other tangible personal property related to bingo owned and used or useful in the operation of Latino Bingo, Satellite Bingo and all other related items including the tangible property described in SCHEDULE 2.1.1 attached hereto, together with all replacements thereof or additions thereto, if any, made during the Interim Period.

               2.1.2. KVPS or ValCom Broadcasting ownership of property, contracts, and other agreements and commitments of Seller that are set forth in
SCHEDULE 2.1.2 attached hereto and that are in effect on the Closing Date.

               2.1.3. VACM's goodwill, licenses and permits, and other tangible and intangible rights, including any and all rights to the 143 film or film library.

               2.1.4. 10% of real property specified in SCHEDULE 2.1.4 attached hereto.

     2.2. CONVEYANCE. On the Closing Date, Seller shall cause to be executed and delivered to Buyer all documents and instruments set forth in
Section 7.4 of this Agreement.

     2.3. RECORDS. On the Closing Date, Seller shall deliver to Buyer all operating and maintenance logs, records and reports, all accounting and sales information, and all other financial records relating to the operation of the Assets. Seller represents and warrants to Buyer that each of such logs, records, reports, and information is in proper order, is complete, and covers at least the period beginning one (1) year prior to the Closing Date and ending on the Closing Date. After the Closing Date, Buyer shall provide Seller access to such records under Buyer's control as may be reasonably necessary for Seller to complete its financial statements, Tax Returns, and similar documents.

     2.4. LIENS. Seller agrees that the Assets and Authorizations at Closing are to be free and clear of all Liens.

     2.5. BUYER'S ASSUMPTION OF CERTAIN FUTURE OBLIGATIONS. Notwithstanding anything to the contrary contained in this Agreement, in the event of Closing, Buyer on the Closing Date shall assume only the obligations of Seller that are set forth in SCHEDULES 2.1.2 OR 2.1.4. With respect to such disclosed obligations, (i) Seller shall pay current all contract obligations due prior to the Closing Date and (ii) Buyer shall assume the

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obligation  for all such  contract  payments  due on or after the Closing  Date.
Seller shall execute and deliver to Buyer, and Buyer shall accept and execute as necessary, all documents and instruments as may be reasonably required to effectuate such assumption of future obligations.

     2.6. PREPAID EXPENSES. Buyer shall reimburse Seller for the unexpended portion as of the Closing Date of all Station expenses and obligations that Seller prepaid prior to such time to the extent that such prepaid items are of benefit to Buyer, and Seller shall reimburse Buyer for all accrued but unpaid expenses and obligations of VACM as of such time. Income received by Seller for post productions or other services on or after the Closing Date shall be paid by Seller to Buyer.

                          ARTICLE 3. - PURCHASE PRICE;
                         ADJUSTMENTS; CERTAIN CONVENANTS

     3.1.      PURCHASE PRICE. The   Purchase  Price    hereunder   for      the
Authorizations and Assets shall equal one million five hundred thousand dollars ($1,500,000.00). (Terms See 3.2)

     3.2. PAYMENT TERMS. (i) to purchase specified assets as outlined owned by the Company and its shareholders for 750,000 shares of common stock to be paid as follows; (ii) to shareholders of record as of December 15, 2003. Upon the consummation of the purchase, ESEN. soon to be a publicly traded company on the Over the Counter Bulletin Board, shall own 100% of the assets purchased from VACM. Expect this transaction to be completed no later than February 28, 2004. CLOSING DATE TO BE FEBRUARY 28TH, 2004.

     3.4. EXPENSES. On the Closing Date, to the extent reasonably feasible, there shall be prorated all payments of rent, utilities, insurance, regulatory fees, and all other operating expenses of VACM, and other charges pertaining to the Assets, so that Seller shall be responsible for all such expenses prior to the Closing Date and Buyer for all such expenses on the Closing Date and thereafter, with final accounting and settlement of such pro-rations to be completed within ninety (30) days after the Closing Date. In this regard, Seller shall pay the costs of all ownership reports, employment reports, or other reports or SEC filings required by virtue of Seller's ownership of VACM prior to the Closing Date. Each party, however, shall be responsible for its own expenses in connection with the transactions contemplated under this Agreement, including the negotiation and preparation of this Agreement and the preparation and prosecution of the Application, except that Buyer shall pay all SEC filing fees, if any, pertaining to said transactions.

     3.5. INTERIM OBLIGATIONS. Throughout the Interim Period: (i) Seller shall maintain its qualifications under all applicable SEC requirements to be an assignor of VACM, shall operate VACM in the normal course of business and in a manner to maintain or increase the value of VACM , and shall comply in all material respects with all applicable Laws and shall operate VACM in compliance in all material respects with all applicable Laws.

     3.6. PURCHASE PRICE ALLOCATION. Buyer and Seller agree to allocate the consideration paid hereunder for federal income Tax purposes among the Assets and Authorizations in accordance with SCHEDULE 3.6 attached hereto. Buyer and Seller agree to file all Tax Returns, including Internal Revenue Service Form 8594 and all disclosures that are required under Code Section 1060, if any, in a manner consistent with such allocation.

     3.7. SECURITIES FILINGS. At Buyer's request, Seller shall promptly, throughout the Interim Period, provide such information and documents to Buyer regarding VACM as may be necessary or appropriate for inclusion in any filing, notification, or report required to be made by Buyer or any affiliate of Buyer under the Securities Act or the Exchange Act, and shall cause Seller's counsel and independent accountants to cooperate with Buyer, its affiliates, and their investment bankers, counsel, and independent accountants in the preparation of such filings, notifications, and reports. Seller represents, warrants, and covenants to Buyer that no information or document provided by Seller for inclusion in any filing, notification, or report made by Buyer or any affiliate thereof under the Securities Act or the Exchange Act shall contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements made therein not misleading.

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     3.8.      PUBLIC ANNOUNCEMENTS. The parties shall consult and cooperate with each other regarding and before issuing any press release or public statement with respect to this Agreement or the transactions contemplated hereunder; provided, however, that this Section 3.8 shall not prevent either party from complying with the requirements of applicable Laws.

                   ARTICLE 4. - REPRESENTATIONS AND WARRANTIES

     4.1. BUYER. Buyer agrees and represents and warrants to Seller as follows:

               4.1.1. BINDING OBLIGATION. This Agreement constitutes the legal, valid, and binding obligation of Buyer enforceable in accordance with this Agreement's terms, subject to applicable bankruptcy, reorganization, insolvency, or similar laws affecting creditors' rights generally, and subject to the application of equitable principles in any proceeding involving the enforcement of any of the provisions of this Agreement and the discretion of the court before which any such proceedings may be brought.

               4.1.2. AUTHORITY. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada, and has full power and authority to own its assets and to carry on its business as it has been and is conducting. Buyer has full corporate power and authority to make and perform this Agreement. Neither the making of this Agreement by Buyer nor the consummation of the transactions contemplated hereunder conflicts with or is prohibited by Buyer's Articles of Incorporation or Bylaws, or has constituted or shall constitute a default under any contract or commitment to which Buyer is a party or by which Buyer is bound.

               4.1.3. NO CONFLICT. The execution, delivery, and performance of this Agreement by Buyer shall not cause any breach of any of the terms, conditions, or provisions of, or constitute a default under, any indenture, mortgage, agreement, or other instrument to which Buyer is a party or by which Buyer is bound.

               4.1.4.      ABSENCE   OF   LITIGATION.   Buyer  is  aware  of  no
proceeding pending against Buyer before any Governmental Body that would prevent Buyer from performing this Agreement in accordance with its terms.

     4.2. SELLER. Seller agrees and represents and warrants to Buyer as follows:

               4.2.1. AUTHORITY. Seller has full power and authority to own its assets and to carry on its business as it has been and is conducting. This Agreement is a valid, legally binding, and enforceable obligation of Seller enforceable in accordance with this Agreement's terms, subject to applicable bankruptcy, reorganization, insolvency, or similar laws affecting creditors' rights generally, and subject to the application of equitable principles in any proceeding involving the enforcement of any of the provisions of this Agreement and the discretion of the court before which any such proceedings may be brought. Neither the making nor the performance of this Agreement by Seller nor the consummation of the transactions contemplated hereunder conflicts with or is prohibited by Seller's Articles of Association or Bylaws, or has constituted or shall constitute a default under any contract or commitment to which Seller is a party or by which Seller is bound, or has resulted or shall result in the creation or imposition of any Liens in favor of any third party with respect to any of the Assets or Authorizations.

               4.2.2. RESTRICTIONS AND CONSENTS. The execution and delivery of this Agreement and the performance of the transactions provided for herein by Seller have been duly authorized by all necessary action and do not require the consent, approval, or authorization of or filing with any person, entity, or Governmental Body, other than the SEC Consent, and shall not violate any Laws or any injunction, order, or decree of any Governmental Body or conflict with or result in a breach of or constitute a default under any of the terms of any mortgage, lease, note, indenture, commitment, contract, agreement, license, or other instrument or obligation to which Seller is a party or by which Seller or any of its properties is or may be bound. The execution and delivery of this Agreement and the consummation of the transactions provided for herein by Seller shall not give to others any interests or rights, including rights of termination or cancellation, in or with respect to any property, asset, mortgage, lease, note, bond, indenture, commitment, contract, agreement, license, or other instrument or right of Seller.

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               4.2.3.      TITLE TO  ASSETS.  Seller on the  Closing  Date shall
convey  to  Buyer  good  and   marketable   title  to  all  of  the  Assets  and
Authorizations,  free and clear of all Liens,  except as expressly  set forth in
Section 2.4 hereof. Seller shall satisfy all liabilities as necessary to cause the preceding sentence to be true.

               4.2.4.      AUTHORIZATIONS  AND  OTHER  MATTERS.  SCHEDULE  4.2.4
attached hereto is a true, complete, and correct description of all licenses, permits, or authorizations currently held by Seller, including an inventory of all equipment and cost originations of same held by Seller, all other authorizations held by Seller. The Authorizations are, and throughout the Interim Period shall be, (i) in good standing and in full force and effect and
(ii) validly held by Seller. To the best of Seller's knowledge, the Authorizations include all licenses, contracts, permits, or authorizations necessary to operate the purchased assets VACM as it is presently being operated in accordance with all applicable Laws.

               4.2.5. TANGIBLE ASSETS. SCHEDULE 2.1.1 is a true, complete, and correct description of all tangible and physical assets owned by Seller relating to purchased assets of VACM. The Assets, as well as all tangible assets leased to Seller relating to purchased assets of VACM, if any, are in good operating condition and shall, on the Closing Date, be in at least as good condition as at present, reasonable wear and tear excepted, and are and shall on the Closing Date be as required for VACM to be operated in accordance with its Authorizations and all applicable Laws.

               4.2.6. CONDITION OF ASSETS. The Assets include all the equipment and other property necessary to operate the purchased assets of VACM as it is presently being operated in accordance with all applicable Laws. The Assets are sold where is and as is and no warranties, either express or implied, are made with respect to the Assets.

               4.2.7. CONTRACTS. Except as set forth in SCHEDULES 2.1.2 OR 2.1.4, Seller is not a party to any written or oral agreement of any kind relating to the purchased assets of VACM. True, complete, and correct copies of all of the agreements set forth in SCHEDULES 2.1.2 OR 2.1.4, including all amendments, if any, to such agreements, have been delivered to Buyer and each of such agreements is in full force and effect, and all such amendments, if any, are also accurately set forth in SCHEDULES 2.1.2 OR 2.1.4. All such agreements were entered into in the normal course of business on commercially reasonable terms and no such agreement contains provisions that would be unduly burdensome or unusual within the broadcast industry for businesses similar in size or location to that of VACM. On the Closing Date, Seller shall assign such agreements to Buyer, except for those agreements that have expired pursuant to their terms. Throughout the Interim Period, Seller shall neither amend nor seek amendment of any agreement set forth in SCHEDULE 2.1.2 OR 2.1.4.

               4.2.8. NO DEFAULT. No person or entity with whom Seller has an agreement that is of material importance to the businesses, properties, or operations of VACM is in default there under or has given Seller notice of termination thereof, and no condition exists or event has occurred that, with notice or lapse of time, or both, would constitute such default and Seller shall not willingly accept such notice of termination. Seller represents and expressly warrants that it is not in default under any of such agreements.

               4.2.9. REAL PROPERTY. Attached hereto as SCHEDULE 2.1.4 are true, complete, and correct copies of all leases relating to VACM, including all amendments thereto, if any, to which Seller is a party, for real property, buildings and improvements thereon. Such leases are valid and in full force and effect and there does not exist any default or event that with notice or lapse of time, or both, would constitute a material default under any of such leases. Such leases are assignable to Buyer and Seller shall obtain on or prior to the Closing Date all necessary consents for assignment of all such leases to Buyer on the Closing Date.

               4.2.9. PUBLIC FILE AND RECORDS. All the material required by FCC rules, regulations, or policies to be kept in VACM's public inspection file is in such file in compliance with FCC rules, regulations, and policies. Such file shall be maintained in proper order and shall be complete throughout the Interim Period. All files and records relating to VACM required by applicable Laws to be kept by Seller have been kept in proper order and shall be complete throughout the Interim Period.

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               4.2.10.     LITIGATION.  .  Seller  is  aware  of  no  proceeding
pending against Seller before any Governmental Body that would prevent Seller from performing this Agreement in accordance with its terms.

               4.2.11. INSURANCE. SCHEDULE 4.2.13 attached hereto is a true, correct, and complete schedule of all insurance policies relating to VACM, including all amendments thereto, if any, issued to Seller as of the date of this Agreement. True, correct, and complete copies of all such policies, including all such amendments, have been delivered to Buyer. Such insurance is adequate for the Assets and the operation of VACM. With respect to such insurance, Seller shall maintain at least equivalent coverage in force throughout the Interim Period. Such insurance is at least in such amounts and covers at least such risks as is customary within the broadcast industry for broadcast stations similarly situated to VACM.

               4.2.12. COMPLIANCE WITH LAWS. Seller, Seller's operations, the Assets, and the Authorizations have been and are in compliance with all applicable Laws, noncompliance with which could have a Material Adverse Effect, and there are no material violations of any such Laws, existing or threatened.

               4.2.14. BULK SALES. Neither the sale and transfer of the Assets or Authorizations pursuant to this Agreement, nor Buyer's ownership, possession, or use thereof from and after the Closing Date as a result of such sale and transfer, shall result in or be subject to: (x) any law pertaining to bulk sales or transfers or fraudulent conveyances that might make such sale or transfer or any part thereof ineffective as to creditors of or claimants against Seller; (y) any federal, state, local, or foreign sales, use, transfer, excise, or license Tax, fee, or charge applicable to any of the Assets or Authorizations; or (z) the imposition upon Buyer, or any of the Assets or Authorizations, of any liability of any nature whatsoever that has not been expressly assumed by Buyer under this Agreement to any Tax, and (e) all written agreements Seller has entered into with any Governmental Body relating to any Tax. change in personnel policies, insurance benefits, or other compensation arrangements affecting the employees of Seller;

                         ARTICLE 5. - REGULATORY MATTERS

     5.1. FCC CONSENT TO ASSIGNMENT. Notwithstanding anything herein to the contrary, the consummation of the purchase and sale of the Assets and Authorizations contemplated under this Agreement is subject to and conditioned upon the prior consent of the FCC.

     5.2. APPLICATION FOR CONSENT. As promptly as practicable, but within fifteen (15) days of the date hereof, Buyer and Seller shall file with the FCC the Application seeking FCC consent to assignment of the FCC Authorizations to Buyer without conditions adverse to Buyer, which Application shall include all necessary waiver requests, if any, to enable the Application to be granted. The parties shall promptly and diligently file and expeditiously prosecute all necessary amendments, briefs, pleadings, documents, and supporting data to the Application, and take such actions and give such notices as may be required or requested by the FCC or as may be appropriate, all in an effort to expedite the approval by the FCC of the Application with no conditions adverse to Buyer, and shall promptly supply to each other such information in their respective possession as may be reasonably requested by either party to expedite such approval. In the event of the filing of any protest, petition to deny, petition for reconsideration, or appeal of the FCC's consent and approval with respect to the Application, or other action seeking review, reconsideration, or appeal of such consent and approval, the parties mutually agree that each such filing or action, if any, shall be opposed by each of them vigorously.

     5.3. OPERATION OF VACM BEFORE CLOSING. Throughout the Interim Period, Seller shall continue to operate the purchased assets of VACM in the convenience, and necessity, and shall file with the SEC all documents required to be filed in connection with the operation of VACM.

     5.4. CONTROL. Throughout the Interim Period, Buyer shall not directly or indirectly control, supervise, or direct, or attempt to control, supervise, or direct, the operations of the purchased assets of VACM. Such operations shall be the sole responsibility of Seller throughout the Interim Period.

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     5.5.      HEARING DESIGNATION. If the Application is designated for hearing by the FCC, then this Agreement may be terminated by either Buyer or Seller on ten (10) days prior written notice to the other party so long as the terminating party is not then in material breach hereunder.

                  ARTICLE 6. - RISK OF LOSS AND INDEMNIFICATION

     6.1. RISK OF LOSS. The risk of loss or damage to the Assets and Authorizations shall be on Seller at all times prior to the Closing, and thereafter said risk shall be Buyer's.

     6.2. INDEMNIFICATION BY SELLER. Throughout the period following the Closing, Seller shall indemnify and hold harmless Buyer and its stockholders, directors, officers, employees, agents, and consultants, and the successors and assigns of each of the foregoing, against:

               6.2.1. Any and all claims, liabilities, Taxes, and obligations of any kind or nature, contingent or otherwise, including any transferee liability, arising out of or relating to the operation or use of the Assets, Authorizations, or VACM to the Closing or arising or required to be performed prior to the Closing under any lease, contract, or agreement assumed by Buyer hereunder;

               6.2.2. Any and all damage or deficiency resulting from any Seller misrepresentation, breach of warranty, or non-fulfillment of any agreement, covenant, or obligation assumed or required to be performed by Seller under this Agreement, or from any misrepresentation in or omission from any certificate or other instrument furnished to Buyer pursuant to this Agreement or furnished to Buyer by Seller or Seller's agents in connection with any of the transactions contemplated hereunder; and

               6.2.3. Any and all actions, suits, proceedings, damages, assessments, judgments, costs, and expenses, including reasonable attorneys' fees, incurred by Buyer as a result of Seller's failure or refusal to defend, to compromise, or to pay any claim incident to the foregoing provisions of this
Section 6.2.

               6.2.4. If any claim or liability shall be asserted against Buyer that would give rise to a claim by Buyer against Seller for indemnification under the provisions of this Section 6.2 and Buyer seeks to be indemnified under such provisions, Buyer shall promptly notify Seller in writing of the same and Seller shall be entitled at its own expense to compromise or to defend such claim asserted against Buyer subject to Section 6.4 hereof; provided, however, that Buyer's failure so to notify Seller shall not relieve Seller of any indemnity obligation hereunder, except to the extent that Seller is materially prejudiced by such failure.

     6.3. INDEMNIFICATION BY BUYER. Throughout the period following the Closing, Buyer shall indemnify and hold Seller harmless against:

               6.3.1. Any and all claims, liabilities, Taxes, and obligations of any kind or nature, contingent or otherwise, arising out of or relating to the operation or use of the Assets, Authorizations, or Station subsequent to the Closing or arising or required to be performed subsequent to the Closing under any lease, contract, or agreement assumed by Buyer hereunder;

               6.3.2. Any and all damage or deficiency resulting from any Buyer misrepresentation, breach of warranty, or non-fulfillment of any agreement, covenant, or obligation assumed or required to be performed by Buyer under this Agreement, or from any misrepresentation in or omission from any certificate or other instrument furnished to Seller pursuant to this Agreement or furnished to Seller by Buyer or Buyer's agents in connection with any of the transactions contemplated hereunder.

               6.3.3. If any claim or liability shall be asserted against Seller that would give rise to a claim by Seller against Buyer for indemnification under the provisions of this Section 6.3 and Seller seeks to be indemnified under such provisions, Seller shall promptly notify Buyer in writing of the same and Buyer shall be entitled at its own expense to compromise or to defend such claim asserted against Seller subject to Section 6.4 hereof; provided, however, that Seller's failure so to notify Buyer shall not relieve Buyer of any indemnity obligation hereunder, except to the extent that Buyer is materially prejudiced by such failure.

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     6.4.      PROCEDURE FOR  INDEMNIFICATION.  With respect to any  third-party claims or proceedings as to which the Claimant is entitled to and seeks indemnification hereunder, the Indemnitor shall have the right, subject to the provisions of this Section 6.4, to employ counsel reasonably acceptable to the Claimant to defend against each such claim or proceeding, if any, or to compromise, settle, or otherwise dispose of the same if the Indemnitor deems it advisable to do so, all at the expense of the Indemnitor. The parties shall fully cooperate in each such action, and shall make available to each other all of their books or records, if any, useful for the defense of such claim or proceeding. As a condition of tendering defense of such claim or proceeding to the Indemnitor, the Claimant shall have the right to require the Indemnitor to post a bond or provide other reasonable assurance to the Claimant that the Indemnitor can and shall pay all liabilities arising from such claim or proceeding in the event of an unsuccessful defense or any settlement. If the Indemnitor fails to acknowledge in writing to the Claimant the Indemnitor's obligation to defend against or settle such claim or proceeding or fails to provide such bond or assurance, in each case within twenty (20) days after receiving notice thereof from the Claimant, or such shorter time specified in such notice as the circumstances of the matter dictate, the Claimant shall be free to engage counsel of the Claimant's choice and defend against or settle the matter, all at the expense of the Indemnitor. Notwithstanding anything herein to the contrary, (i) the Claimant shall always be free to engage its own counsel and participate fully in the defense of any claim or proceeding being defended by the Indemnitor under the indemnification provisions hereof, it being understood that the Indemnitor shall bear the expense of such counsel in the event that such claim or proceeding seeks in whole or in part any nonmonetary relief, and (ii) the Indemnitor shall not effect any settlement relating to any claim or proceeding under the indemnification provisions hereof that seeks in whole or in part any nonmonetary relief or that could adversely affect the Claimant without the prior written consent of the Claimant.

                           ARTICLE 7. - CLOSING DATE;
                    CONDITIONS TO CLOSING; CLOSING DOCUMENTS

     7.1. CLOSING DATE. The Closing shall be held at the offices of ValCom, Inc. in Valencia, California or at such other location as the parties may mutually specify, and shall be held on a mutually agreeable date within the then
(10) days immediately following the date on which the Consent has become a Final Order, unless an earlier Closing (i) is necessary to comply with SEC regulations, (ii) is mutually agreeable to the parties and is consistent with SEC regulations, or (iii) is specified by Buyer by the giving of ten (10) days prior written notice to Seller and is consistent with SEC regulations. The Closing shall commence at 10:00 a.m. local time on the Closing Date March 31, 2004 at the Closing location.

     7.2. CONDITIONS TO OBLIGATIONS OF SELLER. The following are conditions precedent to Seller's obligation to close hereunder, any or all of which may be waived in whole or in part in writing by Seller to the extent permitted by applicable Laws:

               7.2.1. REPRESENTATIONS AND WARRANTIES TO BE TRUE AND OBLIGATIONS PERFORMED. The representations and warranties of Buyer contained herein shall be true in all material respects as of and on the Closing Date as though made on such date. Buyer shall have performed and complied with all obligations and covenants required under this Agreement to be performed or complied with by Buyer on or prior to the Closing Date.

               7.2.2. CLOSING DOCUMENTS. Buyer shall have delivered to Seller or caused the delivery to Seller of the Closing documents and items described in Section 7.5 of this Agreement.

               7.2.3. SEC CONSENT. The SEC Consent shall have been issued and such consent shall be in full force and effect.

               7.2.4. LITIGATION. Neither Seller nor Buyer shall be subject to any order or injunction of any Governmental Body restraining or prohibiting the consummation of the transactions contemplated hereunder, and no action or proceeding shall have been instituted by third party and remain pending before a Governmental Body to prohibit such transactions, nor shall any Governmental Body have notified either party to this Agreement that the consummation of the transactions contemplated hereunder may constitute a violation of applicable Laws, which notification remains outstanding.

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               7.2.5.      CERTIFICATE.  Buyer shall have  delivered to Seller a
certificate, dated as of the Closing Date, signed by Buyer stating that the representations and warranties of Buyer set forth in this Agreement and in the instruments delivered by Buyer to Seller in connection with this Agreement are true and correct as of the Closing Date in all material respects.

     7.3. CONDITIONS TO OBLIGATIONS OF BUYER. The following are conditions precedent to Buyer's obligation to close hereunder, any or all of which may be waived in whole or in part in writing by Buyer to the extent permitted by applicable Laws:

               7.3.1. REPRESENTATIONS AND WARRANTIES TO BE TRUE AND OBLIGATIONS PERFORMED. The representations and warranties of Seller contained herein shall be true in all material respects as of and on the Closing Date as though made on such date. Seller shall have performed and complied with all obligations and covenants required under this Agreement to be performed or complied with by Seller on or prior to the Closing Date.

               7.3.2. CLOSING DOCUMENTS. Seller shall have delivered to Buyer or caused the delivery to Buyer of the Closing documents and items described in Section 7.4 of this Agreement.

               7.3.3. LITIGATION. Neither Seller nor Buyer shall be subject to any order or injunction of any Governmental Body restraining or prohibiting the consummation of the transactions contemplated hereunder, and no action or proceeding shall have been instituted by any third party and remain pending before a Governmental Body to prohibit such transactions, nor shall any Governmental Body have notified either party to this Agreement that the consummation of the transactions contemplated hereunder may constitute a violation of applicable Laws, which notification remains outstanding.

               7.3.4. CERTIFICATE. Seller shall have delivered to Buyer a certificate, dated as of the Closing Date, signed by Seller stating that the representations and warranties of Seller set forth in this Agreement and in the instruments delivered by Seller to Buyer in connection with this Agreement are true and correct as of the Closing Date in all material respects and that the Paxson Termination Date has occurred.

               7.3.5. CONSENTS OBTAINED. Seller shall have obtained all authorizations, consents, approvals, permits, and clearances that are necessary to consummate the purchase and sale of the Assets and Authorizations contemplated under this Agreement.

               7.3.6. NO MATERIAL ADVERSE CHANGES. No event shall have occurred since the date of this Agreement that has had or could result in a Material Adverse Effect.

     7.4. CLOSING DOCUMENTS DELIVERED BY SELLER. On the Closing Date, Seller shall deliver or cause the delivery of the following instruments or items to Buyer:

               7.4.1. Bills of sale and assignments in form reasonably satisfactory to Buyer, dated the Closing Date, executed by Seller, conveying to Buyer all of Seller's right, title, and interest in and to all the Assets and all the Authorizations, pursuant to the terms of this Agreement.

               7.4.2.      Assignments  to  Buyer  of all  leases  described  in
SCHEDULE 2.1.4 and warranty deeds and other instruments assigning to Buyer in fee simple all real property described in SCHEDULE 2.1.4, pursuant to the terms of this Agreement, which assignments, deeds, and instruments Seller agrees shall be dated the Closing Date, executed by Seller, and in form reasonably satisfactory to Buyer.

               7.4.3. All necessary consents to assignment to Buyer of the Assets under this Agreement.

               7.4.4. The logs and records referred to in Section 2.3 of this Agreement.

               7.4.5. All keys, passcards, and other items, as well as a list of all passcodes, passwords, combinations, account numbers, and other information, necessary to access or operate any of the Assets,

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access any property  leased to Seller under leases set forth in SCHEDULES  2.1.2
OR 2.1.4, or access any FCC database to which Seller has or should have access relating to VACM.

               7.4.6.      Duly  authenticated   copies  of  Seller's  corporate
resolutions adopted by Seller's stockholders and directors authorizing the execution, delivery, and performance of this Agreement by Seller.

               7.4.7. A counterpart of the Escrow Agreement, dated the Closing Date, executed by Seller.

               7.4.08. Such other instruments or documents, including estoppel certificates, Tax clearance certificates, and opinions of Seller's attorneys, as Buyer may reasonably request to provide to Buyer the full rights and benefits intended to be granted to Buyer hereunder, as are customary for transactions of the type contemplated hereunder, or as Buyer's lenders may reasonably require in connection with such transactions.

     7.5. CLOSING DOCUMENTS DELIVERED BY BUYER. On the Closing Date, Buyer shall deliver or cause the delivery of the following instruments or items to
Seller:

               7.5.1. The Purchase Price in accordance with Sections 3.1 and 3.2 of this Agreement.

               7.5.2. A counterpart of the Escrow Agreement, dated the Closing Date, executed by Buyer.

                           ARTICLE 8. - MISCELLANEOUS

     8.1. FINDERS' FEES. Seller represents and warrants to Buyer that no broker, finder, or similar consultant has been involved with Seller in any manner in the negotiations leading up to the execution and delivery of this Agreement. Buyer represents and warrants to Seller that no broker, finder, or similar consultant has been involved with Buyer in any manner in the negotiations leading up to the execution and delivery of this Agreement. In no event shall Buyer or Seller be liable to any broker, finder, or similar consultant for any fees or similar obligations in connection with the transactions contemplated hereunder.

     8.2. FINAL DEADLINE FOR CLOSING. If the Closing Date has not occurred on or before the date that is thirty (30) days after the date of this Agreement, then this Agreement may be terminated by either Buyer or Seller by the giving of written notice to the other party so long as the terminating party is not then in material breach hereunder. Except as otherwise expressly permitted under this Agreement, this Agreement shall not be terminated.

     8.3. SELLER'S RIGHT TO TERMINATE. In the event of a material breach hereunder by Buyer prior to the Closing Date of any Buyer agreement, covenant, representation, or warranty hereunder, and the continuation of such breach without cure for a period of fifteen (15) consecutive days following the date on which Seller shall have given to Buyer written notice of such breach, then Seller may in its discretion, without releasing Buyer from any liability for such breach, terminate this Agreement by giving written notice of termination to Buyer so long as Seller is not then in material breach hereunder. The rights conferred by the foregoing sentence shall not be exercised unless Seller has given Buyer fifteen (15) days written notice of the specific nature of such Buyer breach and Buyer has failed to correct such breach within that period. In the event of Seller's termination of this Agreement pursuant to this Section 8.3, Seller shall be entitled to all legal and equitable relief that Seller may have available against Buyer.

     8.4. BUYER'S RIGHT TO TERMINATE. In the event of a material breach hereunder by Seller prior to the Closing Date of any Seller agreement, covenant, representation, or warranty hereunder, and the continuation of such breach without cure for a period of fifteen (15) consecutive days following the date on which Buyer shall have given to Seller written notice of such breach, then Buyer may in its discretion, by giving written notice of termination to Seller, so long as Buyer is not then in material breach hereunder, terminate this Agreement without cost, penalty, or liability on Buyer's part of any kind and without releasing Seller from any liability for such Seller breach, whereupon Buyer shall be entitled to all legal and equitable relief that Buyer may have available against Seller. The rights conferred by the foregoing sentence shall not be exercised unless Buyer has given Seller fifteen (15) days written notice of the specific nature of such breach and Seller has failed to correct such breach within that

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period.  Furthermore, in the event of a breach or threatened breach by Seller of this Agreement prior to the Closing Date, Buyer shall be entitled to specific performance of this Agreement, without any requirement for Buyer to post bond or provide any other security, such requirement, if any, being hereby waived by Seller.

     8.5. NOTICES. All notices and communications hereunder or with respect hereto shall be deemed to have been duly given to a party when in writing and
(i) actually delivered to such party as follows, or, (ii) if mailed, upon the third (3rd) day following mailing via certified United States mail, postage prepaid, addressed to such party as follows, or, (iii) if duly tendered to Federal Express, or another overnight courier service generally operating and recognized within the United States, for next business day delivery to such party, upon the first (1st) business day following such tender to Federal Express or such other overnight courier service, delivery fee prepaid or charged to sender, addressed as follows:

               If to Seller, to:

               ValCom, Inc.
               26030 Avenue Hall, Studio #5
               Valencia, California 91355

               If to Buyer, to:

               Eye Span Entertainment Network, Inc.
               41 North Mojave Road
               Las Vegas, Nevada 89101

Provided, however, that if either party has designated a different address for itself by ten (10) days prior written notice to the other party pursuant to this
Section 8.5, then, for purposes of notices and communications hereunder to the designating party, to the last address so designated.

     8.6. ASSIGNMENT. This Agreement and Seller's or Buyer's rights or obligations hereunder shall not be assigned without the prior written consent of the non-assigning party;

     8.7. ENTIRE AGREEMENT. This Agreement, which includes the exhibits and schedules hereto, if any, sets forth the entire understanding of the parties at the time of execution and delivery hereof regarding the subject matter hereof, and all prior agreements between them with respect to the subject matter hereof shall be of no further force or effect. This Agreement may be amended only by an instrument in writing executed by both parties.

     8.8. HEADINGS AND TABLE OF CONTENTS. The headings and the table of contents, if any, of this Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Agreement.

     8.9. SURVIVAL. The representations and warranties set forth in this Agreement and in the other instruments delivered hereunder shall survive the Closing Date.

     8.10. WAIVER. The waiver by either party of any matter provided for herein shall be in writing in order to be effective and shall not be deemed to be a waiver of (i) any such matter on any other occasion or (ii) any other matter.

     8.11. NO STRICT CONSTRUCTION. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any person or entity by virtue of the authorship of any of the provisions of this Agreement.

     8.12. GOVERNING LAW AND VENUE. This Agreement shall be construed in accordance with and governed by the laws of the State of California, without regard to its choice of law rules. Exclusive venue and jurisdiction with respect to each lawsuit or court action, if any, arising under this Agreement shall be in the state or

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


federal courts of the State of California, it being understood, however, that judgments, orders, or decrees resulting from such lawsuits or court actions may be appealed to or enforced in any competent court.

     8.13. BEST EFFORTS. Without in any way limiting their other obligations hereunder, Buyer and Seller shall act in good faith hereunder and use their best efforts consistent with commercial reasonableness in the timely performance and prompt fulfillment of all terms and conditions of this Agreement, in filing the Application and seeking the FCC Consent, and in bringing about a prompt Closing, and shall provide such information and execute and deliver such other and further documents, whether before, at, or after the Closing Date, as may be reasonably required to carry out their intent as expressed hereunder. Furthermore, Seller shall use its best efforts consistent with commercial reasonableness to fulfill as soon as practicable the conditions set forth in Sections 7.2.6 and 7.3.6 hereof.

     8.14. ATTORNEYS' FEES. Notwithstanding anything herein to the contrary, in the event of commencement of suit by either party with respect to any of the provisions of this Agreement, the prevailing party in such suit shall be entitled to receive attorneys' fees and costs that the court in which such suit is adjudicated may determine reasonable in addition to all other relief granted.

     8.15. SEVERABILITY. In the event that any term or provision of this Agreement is determined to be void, unenforceable, or contrary to law, the remainder of this Agreement shall continue in full force and effect provided that such continuation would not materially diminish the benefits of this Agreement for either party.

     8.16. COUNTERPARTS. The parties may execute more than one counterpart of this Agreement and each fully executed counterpart of this Agreement shall be deemed an original of this Agreement.

     8.17. AUTHORITY OF SIGNATORY. Each individual signing this Agreement below in a signature block for Buyer or Seller personally represents and warrants that such individual has full power and authority to execute and deliver this Agreement on behalf of the entity whose name appears directly above the signature of such individual in such signature block.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER:                                 BUYER:

VALCOM, INC.                        EYE SPAN ENTERTAINMENT NETWORK, INC.


By:                                    By:
   ---------------------------            --------------------------------------

Name:                                   Name:
     --------------------------              -----------------------------------

Title:                                  Title:
      -------------------------               ----------------------------------

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


                            ASSET PURCHASE AGREEMENT

                                 SCHEDULE 2.1.1


ALL BINGO RIGHT AND EQUIPMENT

PATENTS, TRADEMARKS, COPYRIGHTS, LICENSES, FRANCHISES, CONCESSIONS,

ROYALTY AGREEMENTS OR LABOR CONTRACTS, INCLUDING DURATION

The Company has no patent rights. It has the following service marks:

SATELLITE BINGO:

International Class 41 (production and distribution of television game shows) granted Registration Number 1,473,709 on January 19, 1988 to Satellite Bingo, Inc. 20 years.

LATINO BINGO:

International Class 41 (production and distribution of television game shows) applied for on September 24, 1993, by SBI Communications, Inc.

RICO BINGO:

International Class 41 (production and distribution of television game shows) applied for on September 24, 1993, by SBI Communications, Inc.

C-NOTE:

International Class 41 (production and distribution of television game shows) applied for on September 24, 1993, by SBI Communications, Inc.

The Company obtained an assignment to a copyright for "The Works," copyright registrations for Latino Bingo and derivatives: Number PAU 855-931 (June 10,
1986);  Number Pau 847-876 (March 11, 1986);  Number PAU 788-031  (September 19,
1985);  Number PAU 927-410  (November 4, 1986);  Number PA 370-721  (February 9,
1988);  Number  PA  516-494  (January  17,  1991);  Number PA  533-697  (January
17,1991); from Satellite Bingo, Inc. to SBI Communications, Inc., dated September 14, 1993.

The Company applied for registration of copyright of "The Final Round-The Gabriel Ruelas Story" on December 2, 2000. The Company obtained an assignment of copyright of "The Life",Txu 744-678 June 12, 1996. The Company obtained a copyright by assignment of "PCH" Pau 2-040-426 September 12, 1995.

                                    EXHIBIT A
1. BROADCAST AND INTERNET

The Company has experience in the interactive communications and entertainment fields, which brings together elements of the Internet and World Wide Web. It has created and broadcast interactive national television programs using computer technology, proprietary software programs, satellite communications, and advanced telecommunications systems.

The Company's management believes that its experience in developing and delivering interactive television programs, as well as its ownership of proprietary systems and software, provide an advantage in its ability to launch new entertainment and information programs based on comparable resources.

A.   LATINO BINGO & SATELLITE BINGO

INTRODUCTION

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Latino Bingo and Satellite Bingo are proprietary  interactive Bingo games, which were broadcast by the Company in the past via satellite to participating cable and television stations. The Company plans to resume expanded broadcasts in the near future.

The use of telephones for game card distribution makes it possible for home viewers to also participate in the Company's broadcast programs. The Latino Bingo program was designed to provide larger jackpots than participating operations could individually pay, permitting participating cable and broadcast stations to attract larger viewing audiences, increase profits and attract commercial sponsors.

OPERATION

In order to play the game each player must be playing a different card or cards. Latino Bingo has developed a "Super Jackpot Bingo" computer program that can generate a series of one billion individual cards without duplication. Each card is unique and all cards are serially numbered to preclude anyone from submitting a fraudulent cards and/or counterfeiting.

Latino Bingo cards may be obtained by telephone until a specified time. At that point the Company provides the serial number of cards obtained for that night's game to its central processing office.

When broadcasts resume, the game will pay the first person that attains Bingo each broadcast night an advertised cash prize. The prizes will involve a chance to win $1,000,000 by being the first participant to cover the correct 8 numbers in 16 calls (the term call referring to the first 16 numbers selected in the game) or less (the "Quick Pick 8" game) or, guaranteed second prizes of $25,000. If there is no winner in the $1,000,000 game, the Company will pay the first person to cover the shaded area or complete the Quick Pick 8 game $5,000. In addition to the Quick Pick 8 game, the Company will award a $20,000.00 dollar grand prize to the first person covering an entire card. Cards obtained to play the Company's 24-hour program will be good for the entire week, including the Saturday Million Dollar Latino game.

As additional players participate, the Company plans to increase the grand prize to $50,000.

When the televised game begins, each number being called on the televised show is also recorded by the master computer. The computer system, by monitoring all of the cards in play, is able to determine when a Bingo has occurred and provide the location of the winning card holder. The viewing audience is immediately shown the image of the winning card.

All games are called at the rate of approximately one Bingo number every 12-15 seconds in order to allow players to play multiple cards. If it is determined that, based on the cards in play, the call is too fast or too slow, an adjustment is made.

The national winner will be called during the broadcast by the program's host, or, may call the Latino Bingo 800 number shown on the program. Upon contact, the winner will provide the Company's staff with his or her serial number and other necessary identification, including name and address. The winner is then instructed on how to claim the prize.

If for reasons beyond the control of Latino Bingo the regular telecast and game cannot be broadcast, all prize moneys announced for that week will be added to the jackpot for the next succeeding game. All elements of the broadcast game are being conducted on the Company web site.

TECHNOLOGY

The Company will use proprietary technologies that enable viewers at home to participate in Bingo games televised live in specific English speaking Hispanic markets in the US and Worldwide (local laws permitting).

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Latino  Bingo has a special  telephone  number,  which is an access code to gain entry into long distance network. Upon dialing the number a caller hears a 45 second message disclosing who the caller has reached, providing information about Latino Bingo, the caller's options and how to receive Latino Bingo playing cards by telephone (including the cost and method of billing). A caller must have a prepaid calling card in order to obtain free Latino Bingo playing cards via the phone, which must be purchased from the Company. The prepaid calling card also permits the purchaser to make long distance telephone calls at savings of up to 70% from regular long distance rates and will provide access to other services, which the Company plans to make available in the future.

In the event the caller, (who must be 18 or over), wishes to proceed after the 45 second announcement he or she must activate the system. Upon activation by the caller, the call is automatically switched to the Latino Bingo card distribution center, and charges for the call begin. The time necessary to receive three Latino Bingo playing cards by telephone is eight minutes and the caller is charged $9.00 or $1.00 per minute. The charge for the call is deducted from the caller's prepaid calling card. The prepaid calling card may be obtained from the Tele-communications switch via credit cards or by sending in payment to the Company.

Interactive players will also be able to obtain a strip of three cards FREE of any charge by sending a stamped, self-addressed envelope to the Company.

The Company has established a winner's hot-line that will allow cardholders to obtain information concerning winning cards. This will allow players to play and win even if they didn't have an opportunity to see the show.

The Company also has the ability to receive long distance calls from 65 countries for Latino Bingo playing cards, provided in the same manner as domestic callers except that service is provided in the predominant language used in the originating country. The cost for such calls will differ depending on the country of origin. The Company receives a portion of each call paid, payment being different in each originating country. International callers can obtain play information over the Internet.

The Company's software and communications technology eliminates the need and minimizes the expense related to the printing and distribution of Bingo cards by permitting viewers to receive up to four "cards" (numbers) by phone; and, allows its telephone switching network to handle thousands of calls simultaneously, permitting optimum viewer participation in each game. The use of these technologies also eliminates the need for live operators.

The Company's production offices and computer center are located at 41 North Mojave Road, Las Vegas, Nevada, 89101. Each strip of three cards gives the holder nine chances to win the Super Jackpot Prize.

INTERNET

One of the Company's Web sites are located at www.frontierpalace.com Shopping, travel, bingo games and other items are currently available.. A club membership will be required, and membership fee will be $19.95 per month. To gain access to the site and take advantage of services and games available you must be a member. All bingo games are free and anyone may acquire free game cards by sending the Company a request and a Self Addressed Stamped Envelope. Bingo games will be player 24 hours a day, 7 days a week. Members may play all games available. Upon winning, the player will be sent an e-mail disclosing the game number, amount of winnings and be featured in the winner's circle.

1. BROADCAST

INTERACTIVE TECHNOLOGY

A number of important trends support management's belief that the Company is entering the interactive television programming market at the right time with the right products. As the phenomenons known as the Internet and the World Wide Web continue to shape the way people communicate with one another, receive information and facilitate transactions, a number of events are beginning to occur.

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Numerous  books and recent  articles  indicate  that  people are  becoming  more comfortable with services and entertainment offered in the privacy of their own home through their telephones or personal computers. The World Wide Web is facilitating this trend by linking homes, offices and entertainment sources into one big network.

The World Wide Web and its  ability to reach tens of millions  of  consumers  is providing unprecedented opportunities for manufacturers and marketers of products and services. These companies are being challenged to find ways to use advanced technology, like interactive technology, to make it easy for consumers to find out about and purchase their products and services.

Popular examples of interactive technology in the consumer market include on-line computer services (like America Online and MSN), voice automated telephone services (like consumer banking and financial services), and at-home television shopping services (like the Home Shopping Network). The success of these have convinced management that interactive television programming like that being offered will be well received by a public that continues to accept more and more interactive technology into their daily lives.

THE BINGO AND GAMING INDUSTRY

Bingo is derived from as Italian lottery game initiated in 1530, and still held every Saturday in Italy. It grew throughout Europe over the next two centuries. In 1929, a game called "Beano" was played at a carnival near Atlanta, Georgia. The game was played with dried beans, a rubber number stamp and some cardboard. Players won when they filled a line of numbers on their card.

The game of "Bingo" moved to New York, and quickly spread up and down the East Coast. By 1934, an estimated 10,000 bingo games were played every week. In 1996, approximately $6 Billion was spent on active bingo in North America alone. There are 64,000 charitable bingo centers in North America with over 60,000 organizations licensed to operate bingo. Bingo is the most accepted form of gaming by the public. There are approximately 60 millions people who visit a bingo facility each month and spend an average of $18.00 per visit. Bingo is expected to maintain or possibly increase its market share of total gaming industry receipts consistent with an aging U.S. population, which has more disposable income and time and enjoys playing bingo more than other age groups.

Management believes that the past success of the Company's interactive bingo programs is evidence that the game is as popular as ever among people around the world. Recent statistics generated by the United States government seem to strongly support this belief. According to a recent survey of American Gambling Attitudes and Behavior conducted by the United States Commission on the Review of a National Policy Toward Gambling, bingo is the fourth leading "entertainment sport" in the United States, generating some 60,000,000 spectators and/or participants each month. A $7 billion dollar industry. This figure represents
7.3 million more participants/spectators than Major League Baseball attracts and almost 40 million more participants/spectators than attracted by NFL Football and NBA Basketball.

The survey also shows that the game has equal appeal among genders. Approximately 30% of bingo players have an income of $25,000 and over, and bingo players are more likely to use their leisure time by doing indoor activities such as reading books, newspapers and magazines.

As Americans become older as a population and choose to spend more time at home, management believes that interactive television programs like those it plans to offer will increase in popularity. Current statistics indicate that persons 65 and older that play Bingo play the game at least once a week.

These research findings and past experience support management's belief that bingo is as popular as ever and that there is a viable market opportunity for the Company's nationally and internationally interactive broadcast programs

THE COMPANY'S COMPETITIVE POSITION

BROADCAST BINGO

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The Company  competes with all broadcast  game shows and,  more  generally,  all
types  of  broadcast   promotions   designed  to  increase  audience  share  and
advertising  revenues.  Management  is not aware of any  nationally  broadcasted
bingo  shows.  Some   locally-originated   shows  exist  in  various  locations.
Management believes, without assurance, that it has a competitive edge over other broadcast bingo promotions since Ron Foster originated the concept and has been promoting it since 1984. Management believes that the Company has established a reputation of equitable and complete service to the broadcast and gaming industry.

With respect to game shows and other types of broadcast promotion, management believes that the simplicity of the bingo game and its mass audience appeal enables the Company to successfully compete with other game shows.

1.   LATINO BINGO

INTRODUCTION

     Latino Bingo and Satellite Bingo are proprietary interactive Bingo games which were broadcast by the Registrant in the past via satellite to participating cable and television stations. The Registrant plans to resume expanded broadcasts in the near future, when it repairs required telephone switching equipment.

     There are two methods of distribution which makes it possible for home viewer to participate and win the announced prizes. First through participating sponsors by purchasing the game cards through a advertising package for traffic generation and giving the game cards to their customer base. Second the use of telephones for game card distribution making it possible for home viewers to also participate in the Registrant's broadcast programs. The Latino Bingo program was designed to provide larger jackpots than participating operations could individually pay, permitting participating cable and broadcast stations to attract larger viewing audiences, increase profits and attract commercial sponsors.

     A broadcast took place on October 25, 2003 and each Saturday thereafter until the end of 2003 at which time the program was suspended to move the broadcast to Las Vegas to broadcast live from a local casino. Future plans include expanding the game to other week nights. The game was broadcast over Telemundo Television Network and weekly broadcasts are expected to resume during the second quarter of 2004.

OPERATION

     In order to play the game each player must be playing a different card or cards. Latino Bingo has developed a "Super Jackpot Bingo" computer program that can generate a series of one billion individual cards without duplication. Each card is unique and all cards are serially numbered to preclude anyone from submitting a fraudulent cards and/or counterfeiting.

     Latino Bingo cards may be obtained by telephone until a specified time. At that point the Registrant provides the serial number of cards obtained for that night's game to its central processing office.

     In order to encourage participation and to develop a broad playing audience, Latino Bingo developed a special Million Dollar Latino game, designed to air each Saturday evening at 11:00 a.m. (Pacific Time). The first broadcast took place on October 25, 2003 over the Telemundo Television Network produce at the Telemundo Broadcast facility in Palm Desert, California.

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     When  broadcasts  resume,  the game will pay the first  person who  attains
Bingo each broadcast night an advertised cash prize. The prizes will involve a chance to win $10,000 by being the first participant to cover the correct 8 numbers in 16 calls (the term call referring to the first 16 numbers selected in the game) or less (the "Quick Pick 8" game) or, guaranteed second prizes of $1,000. If there is no winner in the $10,000 game, the Registrant will pay the first person to cover the shaded area or complete the Quick Pick 8 game $1,000. In addition to the Quick Pick 8 game, the Registrant will award a $2,500.00 dollar grand prize to the first person covering the four corners of the card. Cards obtained to play the Registrant's 24 hour program will be good for the entire week, including the Saturday Latino game.

     As additional players participate, the Registrant plans to increase the grand prize to $25,000.

     When the televised game begins, each number being called on the televised show is also recorded by the master computer. The computer system, by monitoring all of the cards in play, is able to determine when a Bingo has occurred and provide the location of the winning card holder. The viewing audience is immediately shown the image of the winning card.

     All games are called at the rate of approximately one Bingo number every 6-9 seconds in order to allow players to play multiple cards. If it is determined that, based on the cards in play, the call is too fast or too slow, an adjustment is made.

     The national winner will be called during the broadcast by the program's host, or, may call the Latino Bingo toll free (866) number shown on the program. Upon contact, the winner will provide the Registrant's staff with his or her serial number and other necessary identification, including name and address. The winner is then instructed on how to claim the prize.

     If for reasons beyond the control of Latino Bingo the regular telecast and game cannot be broadcast, all prize moneys announced for that week will be added to the jackpot for the next succeeding game.

TECHNOLOGY

     The Registrant will use proprietary technologies that enable viewers at home to participate in Bingo games televised live in specific Hispanic and English speaking markets in the US and Worldwide (local laws permitting).

     Latino Bingo will have a special telephone number, which is an access code to gain entry into long distance network. Upon dialing the number a caller hears a 45 second message disclosing who the caller has reached, providing information about Latino Bingo, the caller's options and how to receive Latino Bingo playing cards by telephone (including the cost and method of billing). A caller must have a prepaid calling card in order to obtain free Latino Bingo playing cards via the phone, which must be purchased from the Registrant. The prepaid calling card also permits the purchaser to make long distance telephone calls at savings of up to 70% from regular long distance rates and will provide access to other services which the Registrant plans to make available in the future.

     In the event the caller, (who must be 18 or over), wishes to proceed after the 45 second announcement he or she must activate the system. Upon activation by the caller, the call is automatically switched to the Latino Bingo card distribution center, and charges for the call begin. The time necessary to receive three Latino Bingo playing cards by telephone is eight minutes and the caller is charged $9.60 or $1.20 per minute. The charge for the call is

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deducted from the caller's prepaid calling card. The prepaid calling card may be obtained from the tele-communications switch via credit cards or by sending in payment to the Registrant.

     Interactive players will also be able to obtain a game card free of any charge by sending a stamped, self addressed envelope to the Registrant.

     The Registrant has established a winners hot-line that will allow card holders to obtain information concerning winning cards. This will allow players to play and win even if they didn't have an opportunity to see the show.

     The Registrant also has the ability to receive long distance calls from 65 countries for Latino Bingo playing cards, provided in the same manner as domestic callers except that service is provided in the predominant language used in the originating country. The cost for such calls will differ depending on the country of origin. The Registrant receives a portion of each call paid, payment being different in each originating country. International callers can obtain play information over the internet.

     The Registrant's software and communications technology eliminates the need and minimizes the expense related to the printing and distribution of Bingo cards by permitting viewers to receive "cards" (numbers) by phone; and, allows its telephone switching network to handle thousands of calls simultaneously, permitting optimum viewer participation in each game. The use of these technologies also eliminates the need for live operators.

     The Registrant's production offices and computer center are located at 41 North Mojave Road, Las Vegas, Nevada 89101. Its phone number is (702) 651-9100. Each card gives the holder three chances to win the announced Prize.

REQUIRED GOVERNMENT APPROVALS FOR PRODUCTS OR SERVICES

     The Registrant has requested several law firms to investigate the legal parameters for its operations, and has also reviewed several legal opinions provided to other companies offering gaming related programming. In conjunction with such research, the Registrant has compiled the following information.
Copies of the opinions summarized below are filed as exhibits to this registration statement. The following summaries thereof are qualified in their entirety by reference to such exhibits.

     Fletcher, Heald & Hidreth advised the Registrant's president by letters dated March 19 and April 10, 1992 (referencing communications with Cynthia Young, Assistant Chief, Support of Litigation, ORGANIZED CRIME AND RACKETEERING SECTION OF THE CRIMINAL DIVISION, UNITED STATES DEPARTMENT OF JUSTICE) concerning the applicability of 18 USC Sections 1084, 1301, 1302, 1304, 1952, 1953, 1955 and 1962 to the Company's proposed programs. They noted that 18 USC 1307 and 25 USC 2720 provide exemptions from the restrictions reflected in Sections 1301, 1302, 1303 and 1304; however, the firm opined that such exemptions would not apply to the proposed programming. The letters discussed certain observations of Edythe Wise, CHIEF OF THE COMPLAINTS AND INVESTIGATIONS BRANCH OF THE ENFORCEMENT DIVISION OF THE MASS MEDIA BUREAU, FEDERAL COMMUNICATIONS COMMISSION, in which, based on stated assumptions concerning the proposed operations (including the encrypted nature of distribution) the staff opined that the program as described did not involve a broadcast to the public, and thus would not invoke the prohibitions of 18 USC 1304. Noting that consideration could not flow from the player to

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the promoter,  the author indicated that the proposed programs did not appear to violate federal law unless they violated a state law as well. No opinions were provided as to state law implications.

     In correspondence between the Federal Communications Commission and Putbrese, Hunsaker & Ruddy, dated September 14, 1990 through February 11, 1991, the Federal Communications Commission issued a declaratory ruling on the legality of advertising interactive bingo games on cable systems. It found that if such games provide persons interested in participating with an option to play for $2.00 per call over a 900 line, or for free, after obtaining a personal identification number, over 800 lines, the program would not appear to violate applicable Federal Communications Commission regulations.

     Based on correspondence between Sutherland, Asbill & Brennan and the Federal Communications Commission, from July 28, 1986, until some undetermined time in 1987, Edythe Wise, CHIEF, COMPLAINTS AND INVESTIGATIONS BRANCH, ENFORCEMENT DIVISION, MASS MEDIA BUREAU, FEDERAL COMMUNICATIONS COMMISSION, opined that the proposed activities would conform the Federal Communications
Commission decision dated November 25, 1986 and reported at 2 Federal Communications Commission Rcd 1001 (1987). The program described involved free participation by players, who were eligible to receive cash and other prizes, through cable companies as a basic (no charge) service, including paid commercials; and, a pay per view cable program. Ms. Wyse opined that both methods appeared legal in that the first involved no consideration, and the second involved non-public broadcast.

     An opinion letter dated December 15, 1987, from Chamberlain, Hardlicka, White, Johnson & Williams, to Travis Enterprises, Inc., regarding a "Million Dollar Bingo Game" originating on sovereign Indian reservations and transmitted by encrypted closed circuit television and telephone lines to bingo halls, also on sovereign Indian reservations, reflects that applicable legal issues involve jurisdiction over Indian affairs, federal and state anti-gaming laws, and, statutes and regulations governing mail, wire, television and radio communication. The opinion noted that a number of federal criminal statutes outlaw gaming activities prohibited under state laws and could technically impact the proposed game; however, it notes that a DEFACTO exception appears to have been carved out for high stakes bingo games, making the issue unclear. It notes that licenses from the Federal Communications Commission and Department of the Interior (Indian Affairs) will probably be required and that safe harbor negotiations in such licensing proceedings would be prudent. The opinion concludes that federal pre-emption of regulation over Indian affairs, as well as over wire, radio and television communications will, in most cases, preclude application of state regulatory legislation. However, it notes that the effect of certain federal statutes and regulations require careful consideration in structuring and implementing the proposed operations to maintain special bingo related exceptions.

     An opinion letter dated July 28, 1987, from Ginsburg, Feldman and Bress to the Bingo Network, Inc., involving planned satellite transmission of Bingo games between Indian reservations addressed applicable federal law and concluded that such game is legally permissible.

     Opinion letters to Ron Foster, the Registrant's president, from Sutherland, Asbill & Brennan dated July 11 and 15, 1986, dealt with the legality of a program involving free participation by players, who were eligible to receive cash and other prizes, through cable companies as a basic (no charge) service, including paid commercials; and, a pay per view cable program. The opinion concluded that the free cable access program would be permissible but further questions about pay per view aspect.

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     In a letter  involving the  Registrant's  C-Note game, dated June 18, 1993, the State of Nebraska discussed a prohibition under Nebraska Statute Section 9-701(1(a) to the offer of games of Bingo and keno in Nebraska, but noted that such statute would not appear to prohibit the broadcast of the games into Nebraska, or, the location in Nebraska of telephone banks involving offers of the games outside of Nebraska.

     An opinion letter issued by Wiley, Rein & Fielding (Washington, D.C.) on November 16, 1995, addressed the probable legality of the Registrant's pay-per-view Bingo projects. The opinion was limited to certain federal statutes (18 U.S.C. Sections 1084, 1301, 1302, 1304, 1307; 1951-1968; and, 25 U.S.C.
Section 2720) and to Federal Communications Commission regulations. The opinion concluded that, under the specific circumstances described, the proposed activities did not appear to violate the prohibition against gaming activities contained in the cited federal statutes or the regulations promulgated thereunder.

     NONE OF THE AUTHORS OF THE FOREGOING OPINIONS OR THE GOVERNMENT PERSONNEL WITH WHOM THEY DEALT HAVE CONSENTED TO THE USE THEREOF IN THIS REGISTRATION STATEMENT, THEREFORE, SUCH PERSONS SHOULD NOT BE DEEMED EXPERTS ON WHICH INVESTORS MAY RELY. RATHER, SUCH OPINIONS MERELY FORM THE BASIS FOR THE DECISION BY THE REGISTRANT'S MANAGEMENT THAT THE REGISTRANT CAN LEGALLY CONDUCT ITS CURRENT ACTIVITIES. BECAUSE NEITHER THE FOREGOING OPINIONS OR OBSERVATIONS BY GOVERNMENT PERSONNEL ARE BINDING, NO ASSURANCES CAN BE PROVIDED THAT, AT SOME FUTURE TIME, GOVERNMENT PERSONNEL WILL NOT REACH DIFFERENT CONCLUSIONS, TO THE REGISTRANT'S DETRIMENT.

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                            ASSET PURCHASE AGREEMENT

                                 SCHEDULE 2.1.2

TELEVISION AND FILM PRODUCTION DIVISION

The rise of co-productions and specialty programming for many cable and broadcast markets continues to drive significant growth in television production. The Television & Film Production/Distribution division will endeavor to retain ownership and control distribution of its developed properties in order to build the asset library of its content-based divisions:

THE COMPANY'S LIBRARY HAS 143 FILMS AND 10 TV SERIES THAT ARE READY FOR WORLDWIDE DISTRIBUTION, AND SEVERAL MAJOR SERIES THAT ARE EITHER IN PRODUCTION OR DEVELOPMENT. THESE INCLUDE:


1.    ABILENE TOWN                                 1946          BW
2.    ADMIRAL WAS A LADY                           1950          BW
3.    ALGIERS                                      1938          BW
4.    ALICE SWEET ALICE                            1977          CO
5.    AMBASSADOR'S DAUGHTER                        1956          CO
6.    ANGEL ON MY SHOULDER                         1946          BW
7.    ANGRY BREED, THE                             1969          CO
8.    ARIZONA KID                                  1939          BW
9.    AS YOU LIKE IT                               1936          BW
10.   BABY & THE BATTLESHIP                        1957          CO
11.   BARON, THE                                   1977          CO
12.   BATTLE OF THE EAGLES                         1981          CO
13.   BATTLE OF THE STARS                          1979          CO
14.   BEHAVE YOURSELF                              1951          BW
15.   BELLS OF SAN ANGELO                          1947          CO
16.   BENEATH THE TWELVE MILE REEF                 1953          CO
17.   BETWEEN THE LINES                            1977          CO
18.   BIG CAT, THE                                 1949          CO
19.   BIG LIFT, THE                                1950          BW
20.   BIG TREES, THE                               1952          CO
21.   BIG WHEEL, THE                               1949          BW
22.   BLOOD ON THE SUN                             1945          BW
23.   BORDERLINE                                   1950          BW
24.   CAIN'S CUTTHROATS                            1959          CO
25.   CAPTAIN KIDD                                 1945          BW
26.   CAPTAIN SCARLETT                             1953          CO
27.   CAPTAIN SIRROCO                              1949          BW
28.   CARNIVAL STORY                               1954          CO
29.   CATHERINE THE GREAT                          1934          BW
30.   CHEERS FOR MISS BISHOP                       1941          BW
31.   CHILDREN OF SANCHEZ, THE                     1978          CO
32.   CYRANO DE BERGERAC                           1950          BW
33.   D.O.A.                                       1949          BW
34.   DANIEL BOONE, TRAILBLAZER                    1956          BW
35.   DECAMERON NIGHTS                             1953          CO
36.   DELIGHTFULLY DANGEROUS                       1945          BW
37.   DEMENTIA 13                                  1964          BW

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


38.   DEMONIOD                                     1981          CO
39.   DIAMOND THIEVES (AKA THE SQUEEZ)             1980          CO
40.   DINNER AT THE RITZ                           1937          BW
41.   DISHONORED LADY                              1947          BW
42.   DIVORCE OF LADY X                            1938          CO
43.   DRUMS OF THE DEEP SOUTH                      1949          CO
44.   ELIZABETH OF LADYMEAD                        1949          CO
45.   ETERNALLY YOURS                              1939          BW
46.   FALLEN IDOL, THE                             1949          BW
47.   FAREWELL TO ARMS, A                          1932          BW
48.   FEAR IN THE NIGHT                            1973          CO
49.   FINAL JUSTICE                                1984          CO
50.   FLYING DEUCES, THE                           1939          BW
51.   FOUR DUECES, THE                             1975          CO
52.   GIRLS AT SEA                                 1958          CO
53.   GOD'S GUN                                    1973          CO
54.   GORILLA, THE                                 1942          BW
55.   GREAT DAN PATCH, THE                         1949          BW
56.   GREEN GLOVE, THE                             1952          BW
57.   GREEN GROW THE RUSHES                        1951          BW
58.   GREGORIO AND THE ANGEL                       1968          CO
59.   GUILTY OF TREASON                            1949          BW
60.   GUNG HO                                      1943          BW
61.   HAIRY APE, THE                               1944          BW
62.   HANGMEN ALSO DIE                             1943          BW
63.   HAPPY GO LOVELY                              1951          CO
64.   HE WALKED BY NIGHT                           1948          BW
65.   HEIDI                                        1968          CO
66.   HIGH COMMAND                                 1938          BW
67.   IMMORTAL BATTILION                           1944          BW
68.   IN HOT PURSUIT                               1976          CO
69.   JACK LONDON                                  1943          BW
70.   JAMAICA INN                                  1939          BW
71.   JOE LOUIS STORY, THE                         1953          BW
72.   JULIUS CAESAR                                1970          CO
73.   KANSAN, THE                                  1943          BW
74.   KANSAS CITY CONFIDENTIAL                     1952          BW
75.   KANSAS PACIFIC                               1953          CO
76.   LETTER OF INTRODUCTION                       1938          BW
77.   LIFE WITH FATHER                             1947          CO
78.   L'IL ABNER                                   1940          BW
79.   LITTLE LORD FAUNTLEROY                       1936          BW
80.   LITTLE PRINCESS, THE                         1939          CO
81.   LONG JOHN SILVER                             1954          CO
82.   LOST HONEYMOON                               1947          BW
83.   LOVE LAUGHS AT ANDY HARDY                    1947          BW
84.   MASSACRE AT FORT HOLMAN                      1974          CO
85.   MEET JOHN DOE                                1941          BW
86.   MISSLE TO THE MOON                           1959          BW
87.   MOHAWK                                       1956          CO
88.   MOON RAINBOW                                 1981          CO
89.   MR. IMPERIUM                                 1952          BW
90.   MR. SCARFACE                                 1978          CO

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


91.   MY DEAR SECRETARY                            1948          BW
92.   MY PAL TRIGGER                               1946          BW
93.   MY SISTER MY LOVE                            1978          CO
94.   NICHOLAS NICKELBY                            1947          BW
95.   NIGHT OF THE LIVING DEAD                     1968          BW
96.   NIGHT TRAIN TO MUNICH                        1940          BW
97.   OF HUMAN BONDAGE                             1934          BW
98.   OLIVER TWIST                                 1933          BW
99.   ON THE TOWN                                  1950          CO
100.  OPEN CITY                                    1946          BW
101.  OUTLAW, THE                                  1949          BW
102.  PALOOKA                                      1934          BW
103.  PANIC IN THE CITY                            1968          CO
104.  PARIS EXPRESS, THE                           1953          CO
105.  PENNY SERENDADE                              1941          BW
106.  PERILS OF PAULINE                            1947          CO
107.  PIED PIPER OF HAMELIN, THE                   1957          CO
108.  PRIVATE LIFE OF HENRY VIII, THE              1933          BW
109.  PROJECT KILL                                 1977          CO
110.  PROUD AND THE DAMNED, THE                    1972          CO
111.  QUICKSAND                                    1950          BW
112.  RAGE AT DAWN                                 1955          CO
113.  RAGE OF PARIS                                1938          BW
114.  RAIN                                         1932          BW
115.  RED HOUSE, THE                               1947          BW
116.  RIDE THE HIGH WIND                           1967          CO
117.  RING, THE                                    1952          BW
118.  ROYAL WEDDING, A                             1951          CO
119.  SALT OF THE EARTH                            1953          BW
120.  SANTE FE TRAIL                               1940          BW
121.  SECOND WOMAN, THE                            1951          BW
122.  SHERLOCK HOLMES & THE SECRET WEAPON          1942          BW
123.  SIDEWALKS OF LONDON                          1938          BW
124.  SON OF MONTE CRISTO, THE                     1940          BW
125.  SPANISH GARDENER, THE                        1956          CO
126.  STATE DEPT. FILE #649                        1949          CO
127.  STRANG LOVE OF MARTHA IVERS                  1946          BW
128.  STRANGER, THE                                1946          BW
129.  SUBTERFUGE                                   1969          CO
130.  SUDDENLY                                     1954          BW
131.  SUNDOWN                                      1942          BW
132.  SUNDOWNERS, THE                              1950          CO
133.  TERROR, THE                                  1963          CO
134.  THAT UNCERTAIN FEELING                       1941          BW
135.  THEY MADE ME A CRIMINAL                      1939          BW
136.  THINGS TO COME                               1936          BW
137.  THREE CAME HOME                              1950          BW
138.  TULSA                                        1949          CO
139.  UNDER CALIFONIA STARS                        1948          BW
140.  VENGENCE IS MINE                             1975          CO
141.  VENGENCE VALLEY                              1951          CO
142.  WATERFRONT                                   1950          BW
143.  WE DIVE AT DAWN                              1943          BW

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


                            ASSET PURCHASE AGREEMENT

                                 SCHEDULE 2.1.3

JOINT  VENTURE  AGREEMENT  WITH  NEW  GLOBAL   COMMUNICATIONS,   INC.  -  VALCOM
BROADCASTING, LLC

In May 2002, VACM entered into a joint venture agreement with New Global Communications, Inc. ("Global") whereby Global agreed to contribute $500,000 to the joint venture in exchange for a 55% equity interest in a new entity known as ValCom Broadcasting, LLC, a New York limited liability company, and VACM would contribute certain fixed assets and manage the operations of the joint venture for a 45% equity interest in ValCom Broadcasting, LLC. The joint venture operates a newly developed low power television broadcast station K08MX-LP in Indio-Palm Springs, California operating on Channel 8. VACM believes that the investment in the joint venture adds to the Company's infrastructure of becoming a full-service television and motion picture company. The amount contributed to the joint venture by Global will be used to purchase the license for the television station from the licensee. The effectiveness of the joint venture agreement was dependent on approval by the Federal Communications Commission (the "FCC"). On September 20, 2002, the FCC approved the transaction.

CHANNEL 8 IN PALM SPRINGS, CALIFORNIA

In connection with its joint venture with New Global Communications, Inc., VACM owns a 45% equity interest in ValCom Broadcasting, LLC, a New York limited liability company, which operates KVPS (Channel 8), an independent television broadcaster in the Palm Springs, California market, which is strategically located in the middle of four major markets including Los Angeles, Phoenix, Las Vegas and San Diego.

The Company plans to acquire additional television stations and utilize the infrastructure of full-service television and motion picture studios. This would enable Channel 8 to operate at a fraction of the cost compared to other broadcasters in the market.

TELEVISION STATION DIVISION

On March 25, 2002, ValCom agreed to acquire the assets of KVPS (Channel 8), an independent broadcaster in the Palm Springs, CA market. Currently a PAX affiliate, ESEN intends to re-format the programming to include entertainment, sports and local news. The plan is to consolidate TV stations in high-growth secondary cities with Channel 8 being the initial acquisition. By utilizing the Company's production and studio assets, Channel 8 as well as future acquired stations, can generate higher profit margins. The Palm Springs TV advertising market is $20 million strong and Channel 8 anticipates obtaining a significant share of that market. ESEN joined with a group of outside investors who have supplied the capital for the Channel 8 acquisition in exchange for a 55% ownership interest in the station.

The Company  intends to acquire six  additional  low-power  television  stations
(LPTV) in the course of 3 years. In many parts of the country with high population urban areas the demand for television stations exceeds the frequency capacity, given the interference restrictions, and LPTV solves the problem. LPTV stations principally serve urban areas with populations substantial enough to provide enough viewers and potential customers to make advertising worthwhile for businesses wanting to sell products or services in the area. ESEN's business strategy is to purchase LPTVs located in areas on the outskirts of major metropolitan areas or in growing midsize markets.

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

                            ASSET PURCHASE AGREEMENT

                                 SCHEDULE 2.1.4

10% OF THE LAS VEGAS STUDIOS LOCATED AT 41 NORTH MOJAVE ROAD, LAS VEGAS, NEVADA 89101 THE REAL ESTATE WAS PURCHASED BY VALCOM, INC. (VACM) FOR $4,000,000.

                                       88